UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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The Bancorp, Inc.
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The Bancorp, Inc.
409 Silverside Road
Wilmington, DE 19809

May 7, 2018

Re: The Bancorp, Inc. (the "Company") 2018 Annual Meeting of Stockholders

We are writing to request your support for the proposals submitted for a vote at the Company's 2018 Annual Meeting of Stockholders (the "Annual Meeting"). In particular, we request your support on Proposal Two: the advisory (non-binding) vote on executive compensation ("Say on Pay").

Institutional Shareholder Services Inc. ("ISS") has recommended that stockholders vote "AGAINST" our Say on Pay proposal. In making its recommendation, ISS focused primarily on the compensation of our Chief Executive Officer ("CEO"), Damian M. Kozlowski. We encourage you to read the relevant portions of our proxy statement regarding our executive compensation program, but would also like to take this opportunity to provide further context and clarification regarding Mr. Kozlowski's compensation as you consider your vote. ISS provided three specific areas of concern, each of which is set forth below and is followed by additional information that the Company deems relevant:

The Chief Executive Officer's base salary was high compared to median base salaries

As a result of its financial and regulatory challenges, in its search for a permanent CEO, the Company's Board of Directors needed to attract an expert with deep banking experience, while at the same time it was not able to provide any guarantees due to the Company's subsidiary bank's (the "Bank") regulatory status. The requirements for the CEO position were as follows:

•	to remediate the Bank's significant Bank Secrecy Act and Anti-Money Laundering and consumer compliance issues that included consent orders from the Bank and the Company's regulators;
•	to hire new key executive management members with specific expertise;
•	to raise new capital of approximately $75 million to reposition the bank and improve its capital ratios;
•	to significantly improve financial operating performance; and
•	to improve credit risk and work out a substantial portfolio of discontinued loans.

Mr. Kozlowski was hired in June 2016, at which time, due to the Company's regulatory situation, base salary was the primary compensation component used to attract a qualified candidate.  Accordingly, base salary was established as part of a package which was necessary to attract Mr. Kozlowski, who had the proven requisite experience in bank turn arounds to tackle the requirements detailed above.  The Compensation Committee and Board of Directors will review the CEO compensation structure as the Bank's situation continues to improve and will assess whether a smaller base compensation is appropriate going forward.  The Board of Directors believes that the total compensation of the CEO is appropriate, and, based on an assessment performed by the Compensation Committee using market pay data, concluded that the CEO total compensation is approximately in the 50th percentile of peer CEO pay for 2017.  The Compensation Committee  has validated the compensation awarded to Mr. Kozlowski with respect to financial targets  referenced by ISS. Specifically, all of the short term financial parameters specified on the Company's website were either achieved or exceeded in 2017.

Annual payments incorporate significant discretion

The Company has specified the financial targets on its website which are considered in its evaluation of executive compensation. The Bank's regulators discourage specific financial targets to be used exclusively when computing compensation, as it may encourage excessive risk taking or other negative corporate governance. While financial targets are considered, so too is risk management, and Mr. Kozlowski has significantly de-risked the Bank during his tenure. The Board of Directors uses a balanced scorecard linked to the Bank's business plan to evaluate the CEO's performance, which includes specific financial, risk management, regulatory and organizational goals.  These goals are cascaded throughout the organization to ensure that all staff goals are aligned with the overall strategic objectives of the organization.  The Board of Directors believes that this goal process is consistent with other financial services companies and with regulatory guidance.

Payments are delivered entirely in time-vesting restricted stock

Please see the table "Outstanding Equity Awards at Fiscal Year-End" contained in the proxy statement.  As set forth in the table, there were 225,000 unvested options and 259,288 unvested restricted stock units held by Mr. Kozlowski at December 31, 2017.  Accordingly, in the 18 months of Mr. Kozlowski's tenure, there has been a nearly 50/50 split between options and restricted stock.

For the foregoing reasons, we believe the AGAINST recommendation is unwarranted and we urge you to vote FOR Proposal Two – Say on Pay.

This information is being provided to Company stockholders as a supplement to its proxy statement dated April 6, 2018, as amended on May 2, 2018. Please read the complete proxy statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the Annual Meeting by giving new voting instructions as described in more detail in our proxy statement.